EXHIBIT 23(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 of our reports dated May 4, 2000, except for Note 17, as to which the date is May 26, 2000 and May 4, 2000, except for Note 4, as to which the date is May 26, 2000 relating to the financial statements and financial statement schedules, respectively, which appear in Legg Mason, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2000. We also consent to the references to us under the heading "Experts" in such Registration Statement.




/s/      PRICEWATERHOUSECOOPERS LLP


Baltimore, Maryland
December 15, 2000